UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)


                            Synergetics USA, Inc.
             ------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
             ------------------------------------------------------
                       (Title of Class of Securities)

                                  87160G107
             ------------------------------------------------------
                               (CUSIP Number)

                              December 31, 2015
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 87160G107
---------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Cortina Asset Management, LLC
     56-2450074

---------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)    [ ]
     (b)    [ ]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin

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               5.   SOLE VOTING POWER:  0

NUMBER OF      ------------------------------------------------------
SHARES         6.   SHARED VOTING POWER:  None
BENEFICIALLY
OWNED BY       ------------------------------------------------------
EACH           7.   SOLE DISPOSITIVE POWER:  0
REPORTING
PERSON WITH    ------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER:  None

---------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

---------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES  [ ]

---------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00

---------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IA

---------------------------------------------------------------------


Item 1(a)   NAME OF ISSUER
            Synergetics USA, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            3845 Corporate Centre Drive OFallon, MO 63368


Item 2(a)   NAME OF PERSONS FILING
            Cortina Asset Management, LLC

      (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 825 N Jefferson Street, Suite 400, Milwaukee, WI 53202

      (c)   CITIZENSHIP
            Cortina is a Wisconsin limited liability company

      (d)   TITLE OF CLASS OF SECURITIES
            Common Stock

      (e)   CUSIP NUMBER
            87160G107


Item 3.     Type of Person:

(e) [X] Cortina is an Investment Adviser registered under section 203 of the Investment Advisors Act of 1940



Item 4.     OWNERSHIP

Ownership (as December 31, 2015):

      (a)   Amount owned beneficially within the meaning of rule 13d-3:
		0

      (b)   Percent of class:

0.00 (based on 25,573,287 shares outstanding as of December 31, 2015.)

      (c)   Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote

 0

            (ii)   Shared power to vote or direct the vote

                   None

            (iii)  Sole power to dispose or to direct the
                   disposition of

                   0

            (iv) Shared power to dispose or to direct the disposition of

                   None


Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

		Not Applicable
Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

            Not Applicable


Item 8.     IDENTIFICATION AND CLASSIFICAITON OF MEMBERS OF THE GROUP

            Not Applicable


Item 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable


Item 10.    CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 16, 2016
                                          -------------------------------------
                                                           Date



                                                  /s/LORI K. HOCH
                                          -------------------------------------
                                                         Signature

                                          Lori K. Hoch
       Chief Operating Officer and
       Chief Compliance Officer
                                          -------------------------------------
                                                         Name/Title